Exhibit 99

NEWS RELEASE

For Further Information Contact:
Michael J. Kraupp
Vice President Finance
and Assistant Treasurer
Telephone: (435) 634-3212
Fax: (435) 634-3205

SKYWEST, INC. ADDRESSES UAL BANKRUPTCY AND INDUSTRY ISSUES

FOR RELEASE: December 13, 2002

ST. GEORGE, Utah (NASDAQ/NMS:SKYWE), December 13, 2002 — SkyWest, Inc. today addressed the following issues associated with the bankruptcy filing by United Airlines and other industry developments.

SkyWest estimates that as of December 9, 2002, the date of United’s bankruptcy filing, it was owed approximately $13.5 million for United Express services rendered prior to the filing. It is SkyWest’s understanding that United has received approval from the U.S. Bankruptcy Court authorizing, but not requiring, United to honor pre-petition obligations to its United Express carriers. SkyWest believes that, if these pre-petition amounts are not paid by United, SkyWest may offset amounts owed to United for pre-petition services totaling approximately $4.1 million. Therefore, SkyWest estimates its net exposure to United for pre-petition amounts is approximately $9.4 million. With respect to United Express services rendered subsequent to United’s filing, it is SkyWest’s understanding that its agreements with United will be honored during the pendency of the bankruptcy proceeding, and payments will be due at the times set forth in SkyWest’s existing United Express agreement. Consistent with that understanding, SkyWest reported that it received payment from United on December 13, 2002 for United Express service rendered subsequent to the United bankruptcy filing.

“United’s filing illustrates the tremendous challenges our industry faces,” said Jerry C. Atkin, SkyWest’s President and Chief Executive Officer. “Our major airline partners, and the airline industry in general, are dealing with lower revenues from fewer passengers traveling, and those who are traveling are paying lower ticket prices,” Atkin continued.

In light of United’s filing and other industry developments, SkyWest also cautioned investors that its financial performance will be less predictable and will be negatively impacted as the industry experiences significant restructuring. “We are targeting aggressive cost-reduction alternatives with the help of our employees and intend to pass a substantial amount of the anticipated cost reductions on to our major partners in rate reductions for 2003 and beyond,” said Bradford R. Rich, SkyWest’s Executive Vice President and Chief Financial Officer. Although all aspects of our rate agreements with Delta and United have not been finalized, and may not be finalized for some time, it is likely that our margins will be lower and less predictable going forward,” said Rich.

At the same time, Rich noted that industry pressures may produce additional opportunities for SkyWest. “Both Delta and United have stated the importance of smaller aircraft serving smaller markets into their larger networks as being very important in these challenging times. We continue to believe that we will take delivery of 36 net new aircraft, subject to our ability to obtain financing, during 2003. We presently anticipate that 28 of these aircraft will be placed in United Express service and eight will be flown on Delta Connection routes. If delivered, these aircraft will increase our available seat miles by approximately 40%.”

Atkin concluded, “notwithstanding the current challenges of our industry, SkyWest is committed to delivering the highest level of service to our customers at competitive prices, pursuing additional market opportunities and providing a competitive return to our shareholders. Over the past 30 years, we have built a reputation for outstanding performance and exceptional service. We remain dedicated to the pursuit of these objectives.”

SkyWest Airlines is the nation’s largest independently operated regional carrier and recently celebrated its 30-Year anniversary. In January 2002, SkyWest was named Regional Airline of the Year by Air Transport World. SkyWest Airlines operates as United Express and Delta Connection under marketing agreements with United Airlines and Delta Air Lines, respectively. SkyWest serves 90 cities with more that 1,000 daily flights in the United States and Canada. This press release and information on SkyWest can be accessed at www.skywest.com.

Statements in this press release which are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass SkyWest’s beliefs, expectations, hopes or intentions regarding future events. Words such as “expects,” “intends,” “believes,” “anticipates,” “should” and “likely” also identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date. SkyWest assumes no obligation to update any forward-looking statement. Actual results could differ materially from those anticipated for a number of reasons, including, among others: developments associated with the pending bankruptcy proceedings involving United Airlines, Inc.; ongoing negotiations between SkyWest and its major partners regarding their code-sharing arrangements; completion of the pending re-audit of SkyWest’s financial statements for the year ended December 31, 2001; completion of the SAS 71 review of SkyWest’s unaudited financial statements for the three and nine-month periods ended September 30, 2002; variations in market and economic conditions; and other unanticipated factors. Risk factors, cautionary statements and other conditions which could cause actual results to differ from SkyWest’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including SkyWest’s Annual Report on Form 10-K.